Exhibit 10.1

Jamie Fischer	September 19, 2024

[Address]

[City, State Zip]

Dear Jamie,

1.	Offer and Position

We are very pleased to extend an offer of employment to you for the position of Chief Operating Officer of America’s Car Mart, Inc., an Arkansas corporation (the "Company"). This position is a Section 16 officer for America’s Car-Mart, Inc., a Texas corporation (the “Parent Company”), which means the position is subject to the reporting requirements in Section 16 of the Securities Exchange Act of 1934. This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter (together with the Exhibits and Appendix, the “Agreement” or “offer letter”). Capitalized terms in this offer letter have the meaning given in the Definitions listed at Exhibit A, which is attached to and is made a part of this offer letter.

2.	Duties

In your capacity as Chief Operating Officer, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will report directly to the President and Chief Executive Officer. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company's interests. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets and, subject to Board approval which will not be unreasonably withheld, serving on boards of other companies (public or private) not in competition with the Company, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest.

3.	Location

Your principal place of employment shall be at our corporate offices in Rogers, Arkansas, subject to business travel as needed to properly fulfill your employment duties and responsibilities.

4.	Start Date

Subject to satisfaction of all the conditions described in this Agreement, this offer is based on a mutually acceptable start date, to be determined.

5.	Base Salary

In consideration of your services, you will be paid an initial base salary of $400,000 per year, subject to review from time to time, payable biweekly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

6.	Signing Bonus

You will be eligible to receive a signing bonus in the amount of $200,000. 50% of the signing bonus will be paid to you within 30 days of your Start Date and 50% will be paid to you on the 12-month anniversary of your Start Date, provided that you remain employed by the Company on the applicable payment dates.

7.	Annual Bonus

During your employment, you will be eligible to participate in the Company's annual bonus plan on the same terms and conditions as other similarly situated executives as directed by the Compensation and Human Capital Committee of the Parent Company’s Board of Directors (“Compensation Committee”). For fiscal year 2025 ending April 30, 2025 (“FY 2025”), your target bonus opportunity will be 100% of base salary, with a maximum payout opportunity of 120% of base salary. Actual payments will be determined based on a combination of Company results and individual performance against the applicable performance goals established by the Compensation Committee. Any annual bonus with respect to a particular fiscal year will be paid within 2 1/2 months following the end of the year. For FY 2025, you will be guaranteed a bonus equal to the 100% attainment or achievement level, pro-rated for the number of days you are employed during the fiscal year.

You must remain continuously employed through the bonus payment date/end of the applicable fiscal year to be eligible to receive an annual bonus payment for a particular fiscal year.

8.	Equity Grants

As soon as practicable following the Start Date, you will receive, a one-time equity award in the form of restricted shares of Parent Company stock valued at $250,000 with a one-year vesting period. The number of restricted shares shall be calculated based on the per share closing price of the Parent Company stock on your Start Date. The award will be subject to the terms and conditions of the 2024 Equity Incentive Plan and an award agreement.

For fiscal year 2025, you will receive an award of restricted shares of Parent Company stock valued a $150,000 under the 2024 Equity Incentive Plan to be awarded in December 2024, which shall vest in accordance with the terms of the award agreement as approved by the Board. You will be eligible for additional equity awards at the sole discretion of the Board of Directors.

9.	Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to the Company's named executives, including group medical, dental, vision and life insurance, disability benefits, and other ancillary benefits, subject to the terms and conditions of such plans and programs. You will be entitled to 15 days of paid vacation annually. You will also be entitled to the fringe benefits and perquisites that are made available to other similarly situated executives of the Company, including company car and cell phone, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

2

10.	Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

11.	Stock Ownership Requirements

As a named executive officer of the Parent Company, you will be required to comply with the Parent Company's Stock Ownership Requirements applicable to executive officers, which require the Chief Operating Officer position to maintain stock valued at 3 times your base salary.

12.	At-will Employment

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

13.	Severance

Notwithstanding the at-will nature of your employment, if your employment is terminated without Cause (as defined in Exhibit A) or if you resign for Good Reason (as defined in Exhibit A), you will be offered a Separation Agreement pursuant to which you will be eligible to receive severance benefits equal to twelve (12) months of your base salary in effect at the time of such termination, and under select circumstances may be eligible for the Change in Control severance benefits set forth in the Terms and Conditions at Exhibit B, which is attached to and is made a part of this Agreement.

14.	Section 409A

This Agreement is intended to comply with Section 409A of the Internal Revenue Code ("Section 409A") or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

3

Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the "Specified Employee Payment Date") or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which your separation from service occurs shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

15.	Clawback

Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

16.	Governing Law

This offer letter shall be governed by the laws of Arkansas, without regard to conflict of law principles.

17.	Contingent Offer

This offer is contingent upon:

a.	Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. For your convenience, a copy of the I-9 Form's List of Acceptable Documents may be viewed here: https://www.uscis.gov/i-9-central/form-i-9-acceptable-documents ..

b.	Satisfactory completion of a background investigation, for which the required notice and consent forms are attached to this offer letter.

c.	Your review of and agreement to be bound by the Terms and Conditions that are set forth in Exhibit B, which is attached to and is a part of this Agreement.

d.	Your execution of the Company's Code of Conduct and Associate Alternative Dispute Resolution Agreement. This offer will be withdrawn if any of the above conditions are not satisfied.

18.	Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

4

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this Agreement to our SVP of People within 7 days. This offer is open for you to accept until September 26, 2024, at which time it will be deemed to be withdrawn.

We look forward to hearing from you.

Yours sincerely,

/s/ Jules Gianneschi
Jules Gianneschi, SVP - People

On behalf of America’s Car Mart, Inc.,
an Arkansas corporation

By:	/s/ Douglas Campbell
Doug Campbell, President

Acceptance of Offer

I have read and understood and I accept all the terms of the offer of employment as set forth in this Agreement. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement, and this Agreement supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this Agreement.

Jamie Fischer

Signed:	/s/ Jamie Fischer

Date:	9/19/2024

[Remainder of Page Deliberately Blank; Exhibit A and Exhibit B follow.]

5

EXHIBITS A AND B TO THE AGREEMENT BETWEEN

JAMIE FISCHER AND AMERICA’S CAR MART, INC.

DATED SEPTEMBER 12, 2024

Exhibit A:
DEFINITIONS LIST

Definitions. For purposes of this Agreement, and except as otherwise defined in the Agreement, the following terms shall have the meanings set forth below:

(a)                “Associate” means Jamie Fischer.

(b)                “Base Salary” means the Associate’s annual base salary as in effect from time to time, excluding any bonuses, commissions, or other incentive compensation.

(c)                 “Board” means the board of directors of the Parent Company.

(d)                “Bonus” means the amount payable pursuant to any short-term cash incentive program then in effect and in which the Associate is eligible to participate at the time of the Double-Trigger Event Date.

(e)                “Cause” shall mean any one of the following events as determined by the Company in its reasonable discretion:

(i)                  the commission by the Associate of any deliberate and premeditated act involving moral turpitude detrimental to the economic interests of the Company;

(ii)                the conviction of the Associate of a felony;

(iii)               the willful failure or refusal of the Associate to perform her duties hereunder (which failure or refusal persists after written notice from the Company to the Associate complaining of such failure or refusal) or the Associate’s gross negligence of a material nature in connection with the performance of such duties; or

(iv)               the Associate’s violation of any Company policy or code of conduct which is not cured within thirty (30) days subsequent to written notice of such violation from the Company to the Associate.

(f)                  “Change in Control” means:

(i)                  Change in Ownership. The acquisition by a Person of ownership of stock of the Parent Company that, together with stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Parent Company. However, if any Person is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Parent Company, the acquisition of additional stock by the same Person is not considered to cause a change in ownership of the Parent Company (or to cause a change in the effective control of the Parent Company). An increase in the percentage of stock owned by any one Person as a result of a transaction in which the Parent Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph. This paragraph applies only when there is a transfer of stock of the Parent Company (or issuance of stock of the Parent Company) and stock in the Parent Company remains outstanding after the transaction; or

(ii)                Change in Effective Control. (A) The acquisition by any Person, during the 12-month period ending on the date of the most recent acquisition by such Person, of ownership of stock of the Parent Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Parent Company; or (B) the replacement of a majority of members of the Parent Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Parent Company’s Board of Directors prior to the date of the appointment or election.

A change in effective control also may occur in any transaction in which either the Parent Company or the other entity involved in the transaction has a “Change in Ownership” under paragraph (i) or “Change in Ownership of a Substantial Portion of the Company’s Assets” under paragraph (iii). If any one Person is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Parent Company, the acquisition of additional control of the Parent Company by the same Person is not considered to cause a change in the effective control of the Parent Company (or to cause a “Change in Ownership” of the Parent Company within the meaning of paragraph (i) above); or

(iii)               Change in Ownership of a Substantial Portion of Assets. The acquisition by any Person, during the 12-month period ending on the date of the most recent acquisition by such Person, of assets of the Parent Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Parent Company immediately prior to such acquisition(s). For this purpose, gross fair market value means the value of the assets of the Parent Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No Change in Control shall be deemed to have occurred in the event of a transfer to a related person or as described in Section 409A of the Code.

A-2

(iv)               The definition of Change in Control in this Agreement, and all other terms and provisions of this Agreement, shall be interpreted at all times in such a manner as to comply with Section 409A of the Code, meaning that no additional income tax is imposed on the Associate pursuant to Section 409A(1)(a) of the Code.

(g)                “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any treasury regulations promulgated thereunder.

(h)                “Colonial” means Colonial Auto Finance, Inc., an Arkansas corporation

(i)                  “Company Business” means the business of the sale and financing of used vehicles.

(j)                  “Compensation Committee” means the compensation committee of the Board, as constituted from time to time.

(k)                “Double-Trigger Event Date” shall refer to the later of (i) the effective date of the Change in Control and (ii) the date Associate’s employment is terminated as contemplated in Section 1 of this Agreement.

(l)                  “Good Reason” shall mean the Associate’s resignation from the Company within thirty (30) days following the occurrence of any of the following events with respect to the Associate:

(i)       Without the Associate’s express written consent, the significant reduction of the Associate’s duties, authority, responsibilities, or reporting relationships relative to the Associate’s duties, authority, responsibilities, or reporting relationships as in effect immediately prior to such reduction, or the assignment to the Associate of such reduced duties, authority, responsibilities, or reporting relationships, which reduction or assigned reduction remains in effect five (5) business days after written notice by the Associate to the Chief Executive Officer or the Chief Financial Officer of the Parent Company (or the surviving or acquiring entity, as the case may be) of such conditions; provided, however, that the mere occurrence of a Change in Control shall not, in and of itself, constitute a material adverse change in the Associate’s duties, authority, responsibilities or reporting relationships.

A-3

(ii)       A material reduction by the Company or the Parent Company (or the surviving or acquiring entity, as the case may be) in the Base Salary, bonus structure or benefits of the Associate as in effect immediately prior to such reduction, with the result that the Associate’s overall benefits package is significantly reduced; or

(iii)       The relocation of the Associate’s principal work location to a facility or a location more than fifty (50) miles from the Associate’s then present principal work location, without the Associate’s express written consent.

(m)              “Incentive Plan” shall mean and refer to the Parent Company’s Amended and Restated Stock Incentive Plan, as amended, and any successor to such plan.

(n)                “Option Plan” shall mean and refer to the Parent Company’s Amended and Restated Stock Option Plan, as amended, and any successor to such plan.

(o)                “Person” means an individual, entity or group (within the meaning of Section 409A of the Code).

(p)                “Termination” or “terminated” when used herein in reference to the Associate’s employment shall have the same meaning as set out in, and shall occur on the date determined in accordance with, Section 1.409A-1(h) of the Treasury Regulations promulgated under Section 409A of the Code.

A-4

Exhibit B:
Terms and Conditions

1.                   Change in Control of the Parent Company. If the Associate’s employment is terminated by the Associate for Good Reason or by the Company or the Parent Company (or the surviving or acquiring entity, as the case may be), other than for Cause, in each case within six (6) months prior to or twelve (12) months following a Change in Control of the Parent Company, then (i) the Company shall pay to the Associate a lump sum cash payment equal to twelve (12) months of the Associate’s Base Salary in effect immediately prior to the Double-Trigger Event Date; and (ii) all outstanding and unvested shares of restricted stock (if any) previously granted to the Associate by the Parent Company shall immediately vest in full, without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Incentive Plan (or successor plan) or the restricted stock agreements between the Parent Company and the Associate with respect to such restricted stock awards (collectively, (i), (ii) and (iii) are referred to as the “Change in Control Payments”).

If the termination of the Associate’s employment, as contemplated by this Section 1, occurs prior to the Change in Control, then the Associate shall be treated for purposes of this Section 1 as being employed on the date the Change in Control becomes effective and the Associate’s Base Salary in effect immediately prior to such termination shall be deemed in effect, for purposes of this Section 1, immediately prior to the Change in Control.

2.                   Release of Claims Required. Notwithstanding the foregoing provisions of Section 1, the Associate shall not be entitled to receive any Change in Control Payments unless the Associate has executed a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and the period during which such Release may be revoked has expired, without the Associate having revoked the Release, on or before the sixtieth (60th) day following the Double-Trigger Event Date. None of the Change in Control Payments shall be paid until the Release has been signed and become effective, and any such payments that would otherwise be payable during such sixty-day period prior to the date the Release becomes effective shall be accumulated and paid to the Associate on the first payroll date following the date the Release becomes effective, without interest; provided, however, that if such sixty-day period begins in one calendar year and ends in a second calendar year, the Change in Control Payments shall be accumulated, without interest, and paid to the Associate on the first payroll date during the second calendar year following the date the Release becomes effective, as described above.

3.                   Associate’s Other Rights and Benefits. The Change in Control Payments shall be in addition to any other rights and benefits for which the Associate is eligible, either by way of contract or with respect to rights and benefits generally available to other executive officers or Associates of the Company.

B-1

4.                   Non-Competition, Non-Solicitation, Non-Disclosure, and Confidentiality Provisions. As used in this Section 4 and Section 5 of this Agreement, the term “Company” shall mean the Company and its subsidiaries and affiliates, including, without limitation, Colonial and the Parent Company.

(a)       Non-Solicitation: Customers. During Associate’s employment and for one (1) year immediately following the cessation of Associate’s employment with the Company for any reason, Associate shall not, on her own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise (except the Company), solicit, call upon, or attempt to solicit or call upon, any customer of the Company, or any representative of any customer of the Company with a view to selling or providing any product or service competitive with any product or service sold or provided by the Company in the Company Business, as defined herein, during the twelve (12) month period immediately preceding cessation of Associate’s employment with the Company.

(b)       Non-Solicitation: Employees. During Associate’s employment and for one (1) year immediately following the cessation of Associate’s employment with the Company for any reason, Associate will not solicit or in any manner encourage employees of the Company to leave the employ of the Company.

(c)       Non-Disclosure.

(i)       TRADE SECRETS. Associate acknowledges that the Company owns and uses Trade Secrets as defined under applicable law. “Trade Secret(s)” means information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Associate further acknowledges that in the course of Associate’s employment with the Company and in order to carry out Associate’s duties thereunder, Associate has or will become privy to the Trade Secrets of the Company. Accordingly, Associate shall not, without the prior written consent of the Company, disclose, divulge, publish to others, or use for any purpose, except as necessary to perform Associate’s duties and responsibilities while employed by the Company, any Trade Secret of the Company for so long as such information shall remain a Trade Secret under applicable law.

(ii)       CONFIDENTIAL INFORMATION. Associate acknowledges that in order to conduct its business, the Company owns and uses written and unwritten Confidential Information. “Confidential Information” means data and information relating to the business of the Company (which may not rise to the level of a Trade Secret under applicable law) which has been or may be disclosed to Associate or of which Associate became or may become aware as a consequence of or through Associate’s relationship with the Company and which has value to the Company and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Associate without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Associate further acknowledges that in the course of her employment with the Company and in order to carry out her duties thereunder, Associate has or will become privy to Confidential Information of the Company. Accordingly, Associate agrees that while employed by the Company, and following the cessation of Associate’s employment with the Company for any reason, Associate will not, without the prior written consent of the Company, disclose, divulge, publish to others or use for any purpose any Confidential Information of the Company except to the extent necessary to perform Associate’s duties and responsibilities while employed by the Company.

B-2

(iii)       NOTICE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION. Associate acknowledges that the Company hereby designates Trade Secrets and Confidential Information to include, by way of illustration but not limitation, confidential customer and prospective customer lists; information provided to the Company by its customers or clients or prospective customers or clients; customer preferences; client contacts; marketing plans, presentations and strategies; products; processes; designs; formulas; methods; clinical data; licenses; software; computer or electronic data disks or tapes; research and plans for research; computer programs; methods of operations and costs data; contracts; personnel information; credit terms; financial information (including without limitation information regarding fee and pricing structures, assets, status of client accounts or credit); or any other information designated as a trade secret, confidential or proprietary by the Company.

(iv)       TREATMENT OF TRADE SECRETS AND CONFIDENTIAL INFORMATION. Associate understands and agrees to treat whatever information the Company wants to protect from disclosure as genuinely “confidential”, i.e., restricting access by pass code, stamping hardcopies of customer lists “confidential,” and restricting access to the customer list to designated and appropriate personnel, and the like. Associate further agrees, as an Associate, to use her best efforts and the utmost diligence to guard and protect the Company’s Trade Secrets and Confidential Information from disclosure to any competitor, customer or supplier of the Company or any other person, firm, corporation or other entity, unless such disclosure has been specifically authorized by the Company in writing.

B-3

(d)       Non-Competition. Associate acknowledges that the Company is engaged in the Company Business as defined herein. Associate further acknowledges that the Company Business is primarily concentrated in and focused in Alabama, Arkansas, Georgia, Kentucky, Mississippi, Missouri, Oklahoma, Tennessee, Texas, and such additional states in which the Company Business is primarily concentrated and focused upon (hereinafter the “Territory”), and that Associate’s duties and responsibilities are not limited to any particular area within that region but will be within and throughout the entire Territory, and rendered in connection with Company Business. Associate further acknowledges and agrees that because of her association with the Company and her access to Trade Secrets and confidential, proprietary information of the Company which relate to the Company Business as herein defined, Associate’s competition with the Company as or with a direct competitor in the same line of business as the Company would damage and impair the business of the Company. Therefore, during the term of her employment and for a period of twelve (12) months from the cessation of Associate’s employment with the Company for any reason, Associate shall not, for herself or on behalf of any other person, firm, partnership, association, corporation, business organization, entity or enterprise, perform duties which are substantially similar to the duties performed by Associate on behalf of Company within (i) the Territory, (ii) any county in which the Company maintained a physical presence during the twelve (12) months prior to the cessation of Associate’s employment with the Company, (iii) any county in which the Company had substantial plans to enter at the time of the cessation of Associate’s employment with the Company, and of which Associate had knowledge, or (iv) any county contiguous to a county described in clause (ii) or (iii) hereof, for any business engaged in the Company Business as defined herein.

(e)       Ownership of Work Product. For purposes of this Agreement, “Work Product” shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, and other property rights, created or developed in whole or in part by Associate, relating to the Company Business whether prior to the date of this Agreement or in the future, either (i) while employed by the Company and that have been or will be paid for by the Company, or (ii) while employed by the Company (whether developed during working hours or not) and not otherwise the subject of a written agreement between the Company and Associate. All Work Product shall be considered work made for hire by Associate and owned by the Company. If any of the Work Product may not, by operation of law, be considered work made for hire by Associate for the Company, or if ownership of all rights, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Associate hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name patents, copyrights, registrations and any other protection available in the Work Product. Associate agrees to perform, during and after her employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product as reasonably requested by the Company.

B-4

(f)       Return of Company Property. All Company property, including, but not limited to, equipment, devices, records, correspondence, documents, files, reports, studies, manuals, compilations, drawings, blueprints, sketches, videos, memoranda, computer software and programs, data or any other information, including Trade Secrets and Confidential Information as set forth herein (whether originals, copies or extracts, stored in any medium), whether prepared or developed by Associate or otherwise coming into Associate’s possession, whether maintained by Associate in the facilities of the Company, at Associate’s home, or at any other location, is, and shall remain, the exclusive property of the Company and shall be promptly delivered to the Company, with no copies or reproductions retained by Associate, in the event of Associate’s termination for any reason, or at any other time or times the Company may request. Upon termination of employment for any reason, Associate agrees to sign and deliver the “Termination Certification” attached hereto as Appendix 1.

(g)       Reasonable Restrictions. Associate acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary in order to protect the valuable proprietary assets, goodwill and business of the Company and that the restrictions will not prevent or unreasonably restrict her ability to earn a livelihood. Associate also acknowledges and agrees that if her employment with the Company ends for any reason, Associate will be able to earn a livelihood without violating the restrictions contained in this Agreement and that Associate’s ability to earn a livelihood without violating said restrictions is an important reason in Associate choosing to sign this Agreement. Further, the existence of any claim or cause of action of the Associate against the Company, whether or not predicated on the terms of this Agreement, shall not constitute a defense to the enforcement of the Associate’s obligations under this Agreement.

(h)       Separate Covenants. The provisions of this Section 5 shall be deemed to consist of a series of separate covenants. Should a determination be made by a court of competent jurisdiction that the character, duration, or geographical scope of any provision or provisions of this Agreement is or are unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Company and Associate that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Associate that are reasonable in light of the circumstances as they then exist and as are appropriate to assure the Company of the intended benefit of this Agreement, and such restrictions shall be interpreted, modified, and/or rewritten to include as much of the duration, scope, geographic area, or otherwise as will render such restrictions valid and enforceable under Arkansas law. Further, any period of restriction in this Section 4 shall be tolled during (and shall be deemed automatically extended by) any period in which the Associate is in violation of this Section 4.

(i)       Cooperation. Following the effective date of Associate’s termination, upon reasonable request by the Company, the Associate shall cooperate with the Company with respect to any litigation or other dispute relating to any matter in which the Associate was involved or had knowledge during her employment with the Company. The Company shall reimburse the Associate for all reasonable out-of-pocket costs, such as travel, hotel and meal expenses, incurred by the Associate in providing any cooperation pursuant to this Section 4(i). The Company shall make its attorney available to advise the Associate or if, in the reasonable opinion of the Company’s attorney, a conflict arises which would prevent the Company’s attorney from advising the Associate, the Company shall reimburse the Associate for reasonable legal fees incurred in providing any cooperation pursuant to this Section 4(i).

B-5

(j)       Non-Disparagement. Non-Disparagement. The Associate shall not directly or indirectly defame, disparage, or publicly criticize the services, business, integrity, veracity or reputation of the Company, Colonial and/or the Parent Company, to any third parties, including but not limited to, their respective officers, directors, shareholders or employees in any forum or through any medium of communication (including contemporary communication channels such as use of social media platforms). Nothing in this Agreement will restrict or impede the Associate from exercising protected rights to the extent that such rights cannot be waived by agreement, nor preclude Associate or the Company from supplying truthful information to any governmental authority or in response to any lawful subpoena or other legal process.

The Company shall, upon Associate’s request, direct its senior executive officers and directors to not, directly or indirectly, defame, disparage, or publicly criticize the services, business, integrity, veracity or reputation of the Associate to any third parties. Nothing in this Agreement will restrict or impede the officers and directors, who have received such aforementioned direction, from exercising their protected rights to the extent that such rights cannot be waived by agreement, nor preclude them from supplying truthful information to any governmental authority or in response to any lawful subpoena or other legal process.

6.       Remedies. The Associate expressly agrees that the remedy at law for any breach of the provisions of Section 4 will be inadequate and that upon any such breach or threatened breach, the Company shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction, in equity or otherwise, to enforce the specific performance of the Associate’s obligations under these provisions without the necessity of proving the actual damage to the Company or the inadequacy of a legal remedy. All of the Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies.

7.       Specified Employee Delay. If the Associate is a “specified employee” within the meaning of Section 409A of the Code, any benefits or payments which (a) constitute a “deferral of compensation” under Section 409A of Code, (b) become payable as a result of the Associate’s termination of employment for reasons other than death, and (c) become due under this Agreement during the first six (6) months (or such longer period as required by Section 409A of the Code) after termination of employment shall be delayed and all such delayed payments shall be paid to the Associate in full in the seventh (7th) month after the date of termination and all subsequent payments, if any, shall be paid in accordance with their original payment schedule.

8.       Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when either: (a) personally delivered to the intended recipient; (b) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) delivered in person to the address set forth below for the party to which the notice was given; (d) deposited into the custody of a nationally recognized overnight delivery service such as FedEx Corporation or United Parcel Service, Inc., addressed to such party at the address specified below; or (e) sent by facsimile, telegram or telex, provided that receipt for such facsimile, telegram or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above. Notices shall be effective on the date of delivery, or receipt of, if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the date the notice is mailed. For purposes of this paragraph, the addresses of the parties for all notices are as follows (unless subsequently changed by similar notice in writing given by the particular person whose address is to be changed):

B-6

If to the Associate, to Jamie Fischer, at the last known address in the Company’s personnel records;

If to the Company, to America’s Car-Mart, Inc., Attention: Secretary, 1805 N. 2nd Street, Suite 401, Rogers, Arkansas 72756, Fax #479-273-7556;

With a copy to W. Brett Papasan, Chief Legal Officer, 1805 N. 2nd Street, Suite 401, Rogers, Arkansas 72756, Fax #479-271-0796.

Any party hereto may designate a different address by written notice given to the other parties.

12.       Section 280G.

(a)       In the event that the total amount of payments to be received by the Associate, pursuant to this Agreement or otherwise, that are contingent upon a change in ownership or control (within the meaning of Section 280G of the Code) would, but for this Section 12(a), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amount of payments to be received by the Associate pursuant to this Agreement or otherwise shall be reduced to the maximum amount that will cause the total amount of the payments not to be subject to the Excise Tax, but only if the amount of such payments, after such reduction and after payment of all applicable taxes on the reduced amount, is equal to or greater than the amount of such payments the Associate would otherwise be entitled to retain without such reduction after the payment of all applicable taxes, including the Excise Tax.

(b)       The accounting firm engaged by the Company for general audit purposes (the “Audit Firm”) shall perform any calculations necessary in connection with this Section 12; provided that, if for any reason the Audit Firm is unable to, or declines to, perform such calculations, the Company shall engage such other accounting firm as the Audit Firm shall recommend in writing to the Company to perform such calculations (the Audit Firm or such other accounting firm, as applicable, being hereinafter referred to as the “Accounting Firm”).  The Company shall bear all expenses with respect to the determinations by such Accounting Firm required to be made hereunder. The Accounting Firm engaged to make the determinations under this Section 12 shall provide its calculations, together with detailed supporting documentation, to the Associate and the Company within fifteen (15) calendar days after the date on which the Associate’s right to a payment contingent on a Change in Control is triggered (if requested at that time by Associate or the Company) or such other time as requested by the Associate or the Company.  If the Accounting Firm determines that no Excise Tax is payable with respect to such payments, it shall furnish the Associate and the Company with an opinion reasonably acceptable to Associate that no Excise Tax will be imposed with respect to such payments.  Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Associate and the Company. If a reduction in payments or benefits constituting “parachute payments” (as defined in Section 280G(b)(2) of the Code) is required by Section 12(a), the reduction shall occur in the following order unless the Associate elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the payment occurs and to the extent that such election does not violate Section 409A of the Code): reduction of cash payments; then cancellation of accelerated vesting of stock awards.  In the event that accelerated vesting of stock awards is to be reduced, such accelerated vesting shall be cancelled in the reverse order of the grant date of the Associate’s stock awards unless the Associate elects in writing a different order for cancellation.

B-7

23.       Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties hereto.

24.       Duration. Notwithstanding the termination of the Associate’s employment, this Agreement shall continue to bind the parties for so long as any obligations remain under this Agreement, and, in particular, the Associate shall continue to be bound by the terms of Section 4.

26.       Enforceability. The covenants and provisions contained herein are severable and are to be interpreted as such to the extent permitted by applicable law. The parties understand, acknowledge and agree that should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby, and that the Agreement will be amended to delete or modify, as necessary, any invalid or unenforceable parts, terms or provisions to the extent necessary to allow for enforcement.

27.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

B-8

B-9

APPENDIX A

TERMINATION CERTIFICATION

The undersigned Associate certifies that she does not possess and has not failed to return any property belonging to AMERICA’S CAR MART, INC., its parent, subsidiaries, affiliates, successors or assigns (together, the “Company”) or its customers, including, but not limited to, equipment, devices, records, correspondence, documents, files, reports, studies, manuals, compilations, drawings, blueprints, sketches, videos, memoranda, computer software and programs, data or any other information, including Trade Secrets and Confidential Information as set forth herein (whether originals, copies or extracts, stored in any medium), whether prepared or developed by Associate or otherwise coming into Associate’s possession, whether maintained by Associate in the facilities of the Company, at Associate’s home, or at any other location.

Associate further certifies that she will comply with all the covenants and restrictions contained in Section 4 of the Terms and Conditions (namely, the Non-Competition, Non-Solicitation, Non-Disclosure and Confidentiality Provisions) of the Agreement with the Company dated ___________, 20__.

Date:

Associate

B-10